U.S. WELL SERVICES, LLC

USW FINANCING CORP.

14.50% SENIOR SECURED NOTES DUE 2017

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 18, 2013

The Bank of New York Mellon Trust Company, N.A.,

as Trustee and Collateral Agent

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THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of October 18, 2013, is by and among U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), USW Financing Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“USW Financing” and together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., and any and all successors thereto, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

WHEREAS, the Issuers and the Trustee and Collateral Agent have executed and delivered that certain Indenture dated as of February 21, 2012, as amended and supplemented by that certain First Supplemental Indenture dated July 16, 2012, and that certain Second Supplemental Indenture dated April 10, 2013 (the “Indenture”), providing for the issuance of the 14.50% Senior Secured Notes due 2017 of the Issuers (the “Notes”);

WHEREAS, the Indenture provides that the Issuers may, subject to compliance with Section 4.09 of the Indenture, issue Additional Notes;

WHEREAS, Section 9.02(a) of the Indenture provides the Indenture, the Security Documents, the Notes or the Note Guarantees may be amended, and that any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Notes Guarantees or the Security Documents may be waived, in both cases, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, the Issuers have solicited and received consents, as required by Section 9.02 of the Indenture, from the Holders of a majority in aggregate principal amount of the then outstanding Notes for certain amendments (the “Amendments”) to the Indenture and the Notes, which Amendments are contained in this Third Supplemental Indenture, and for waiving (the “Waiver”) any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Notes Guarantees and the Security Documents with regard to issuance of the Additional Notes;

WHEREAS, Section 9.01(a)(7) of the Indenture provides that the Indenture may be amended or supplemented without the consent of the Holders to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, all things necessary to make the New Notes (as defined below), when executed by the Company, as applicable, and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Issuers and to make this Third  Supplemental Indenture a valid, binding and legal agreement of the Issuers, have been done;

WHEREAS, the Company and USW Financing have been authorized by a resolution of their respective Board of Managers and Board of Directors, as applicable, to enter into this Third Supplemental Indenture; and

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WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and, thereafter binds every Holder of the Initial Notes and/or Additional Notes.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I
AUTHORIZATION AND ISSUANCE OF NEW NOTES
Section 1.1 Amendments to the Indenture and the Notes. The Indenture and the Notes are hereby amended by:
(a)	amending Section 1.01 of the Indenture to add the definition of “October 2013 Offering Memorandum”:

“‘October 2013 Offering Memorandum’ means the offering memorandum dated October 11, 2013, relating to the Notes.”

(b)	amending Section 1.01 of the Indenture by adding the following as a new, unnumbered sentence at the end of the definition of “Excluded Assets”:

“Excluded Assets shall not include fracturing or other equipment attached to any vehicle or other property subject to a certificate of title. For any vehicle (a) that is subject to a certificate of title and (b) in which there is fracturing or other equipment attached thereto, the Company shall (i) take commercially reasonable steps to determine within thirty (30) days of the date of the issue date of the notes offered hereby whether the respective jurisdiction where such certificate of title is held requires for purposes of perfection of a security interest a notation on such certificate of title stating that there is a lien outstanding pursuant to the Indenture and the Security Documents on such fracturing or other equipment, (ii) to the extent required based on clause (i) and to the extent permitted under the laws of the applicable jurisdiction with respect to second priority liens, the Company shall obtain such necessary and permitted notations within a reasonable time period  subject to the rights and obtaining the consent of the lenders and the issuers of letters of credit under the First Lien Documents and any other holders of First Lien Obligations (the “First Lien Creditors”) that hold any such certificate of title, and (iii) meet any other requirements for perfection of such fracturing or other equipment as required by the laws of the applicable jurisdiction or as otherwise reasonably requested by the Collateral Agent, subject to the rights and obtaining the consent of the First Lien Creditors that hold any such certificate of title.  The Company shall cause to be disseminated to each Holder an Officers’ Certificate stating that such notations have been obtained, or that such notations are not required after determining that such notations are not necessary or are not permitted, as applicable, and that any other requirements for perfection of such fracturing or other equipment have been satisfied (including, without limitation, such notations or requirements as are necessary or are not permitted with respect to the fourth hydraulic fracturing fleet and the fifth hydraulic fracturing fleet of USW LLC, as applicable), each in accordance with the immediately preceding sentence. Following the Company’s determination within thirty (30) days of the date of the issue date of the notes offered hereby as set forth in subpart (b)(i) in the first sentence of this paragraph, such

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Officers’ Certificate shall be disseminated to each Holder by no more than five Business Days after completing such notations or determining that such notations are not required, as applicable, and satisfying any other requirements for perfection of such fracturing or other equipment in accordance herewith.”

(c)	amending Section 4.06 of the Indenture by adding the following as a new subsection (d):

“(d) Notwithstanding anything to the contrary, the Issuers and their Restricted Subsidiaries shall not be required to commence an Excess Cash Offer or make an Excess Cash Offer Payment with respect to the March 31, 2014 Determination Date.”

(d)	deleting Section 4.09(b)(1) of the Indenture in its entirety and replacing it with the following:

“(1)the incurrence by USW LLC and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of USW LLC and its Restricted Subsidiaries thereunder) not to exceed $15.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by USW LLC or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10.”

(e)	amending Section 4.09(b) of the Indenture by adding the following as a new subsection (16):

“(16)the incurrence by USW LLC or any of the Guarantors of Indebtedness not to exceed $46.0 million in aggregate principal amount; provided that (i) such Indebtedness is used by USW LLC or any Guarantor solely for the purpose of acquiring equipment and (ii) such Indebtedness is only incurred in the form of Additional Notes.”

(f)	amending Section 4.09(b) of the Indenture by deleting the first sentence of the final, unnumbered paragraph of Section 4.09(b) and replacing it with the following:

“For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a), USW LLC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.”

(g)	deleting Section 4.24 of the Indenture in its entirety and replacing it with the following:

“Section 4.24Maximum Capital Expenditure.

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Neither Issuer nor their Restricted Subsidiaries will allow aggregate Capital Expenditures in any one fiscal year (which amount shall be prorated in the case of the first fiscal year following the Issue Date) to exceed $4.0 million per fleet of fracturing equipment (the “Capex Limit”); provided that, to the extent the aggregate Capital Expenditures in any one fiscal year are less than the Capex Limit, then the Issuers and their Restricted Subsidiaries may carry forward such unused amounts to be applied in subsequent fiscal years; provided further that (i) anticipated expenditures for new equipment as set forth in the Offering Memorandum or in the October 2013 Offering Memorandum under the heading “Use of Proceeds”, (ii) additional equipment purchases permitted pursuant to Section 4.09(b)(15) and Section 4.09(b)(16) and (iii) Capital Expenditures made with any Remaining Amounts or the net cash proceeds of any Equity Offering shall not be counted for purposes of the Capex Limit.  All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year (or portion thereof), if any, and then to reduce the applicable Capex Limit for the current year.”

(h)	amending Section 7(c) of the Notes by adding the following as a new sentence at the end of such section:

“Notwithstanding anything to the contrary, USW LLC and its Restricted Subsidiaries shall not be required to commence an Excess Cash Offer or make an Excess Cash Offer Payment with respect to the March 31, 2014 Determination Date.”

ARTICLE II
AUTHORIZATION AND ISSUANCE OF NEW NOTES

Section 2.1 Authorization and Issuance of New Notes.  Pursuant to Section 2.02 of the Indenture, on the date hereof the Company shall issue an aggregate $46,000,000 principal amount of Additional Notes (the “New Notes”), which will have identical terms as the Initial Notes (after giving effect to this Third Supplemental Indenture), other than with respect to the date of issuance and the issue price.  In accordance with the Indenture, the Initial Notes and the New Notes issued will be treated as a single class for all purposes under the Indenture. The New Notes will be issued initially in the form of Restricted Global Notes.

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Defined Terms.  For all purposes of this Third Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Third Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.2 Continuing Agreement.  Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

Section 3.3 Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Section 3.4 Successors.  All agreements of the Issuers in this Third Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee and Collateral Agent in this Supplemental Indenture shall bind their successors.

Section 3.5 Duplicate Originals.  All parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  It is the express intent of the parties to be bound by the exchange of signatures on this Third Supplemental Indenture via telecopy or other form of electronic transmission.

Section 3.6 Severability.  In case any one or more of the provisions in this Third Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.7 Trustee Disclaimer.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

Section 3.8 Third Supplemental Indenture Controls.  In the event there is any conflict or inconsistency between the Indenture, the Security Documents, the Notes and the Note Guarantees and this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall control.

Section 3.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year written above.

U.S. WELL SERVICES, LLC

By:/s/ Brian Stewart
Name: Brian Stewart
Title: President and Chief Executive Officer

USW FINANCING CORP.

By:/s/ Brian Stewart
Name: Brian Stewart
Title:   President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By:/s/ Michael Countryman
Name:Michael Countryman
Title:Vice President

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